Exhibit 10.14

AGREEMENT

THIS AGREEMENT (this “Agreement”) is entered into by and between LUCID, INC., a New York Corporation having its principal address located at 2320 Brighton-Henrietta Townline Road, Rochester, New York 14623 (“Lucid”) and Northeast LCD Capital, LLC, a Maine limited liability company with an address at c/o Wesley Crowell, Bergen & Parkinson, LLC, 62 Portland Road, Suite 25, Kennebunk, Maine 04043(“Northeast”).

WHEREAS, Lucid has entered into a Loan and Security Agreement with Square 1 Bank (“Bank”) pursuant to which Bank has agreed to make one or more term loans to Lucid in the aggregate principal amount of $3,000,000 (the “Loan”); and

WHEREAS, as a condition of extending the Loan to Lucid, Lucid is required to cause Northeast, and Northeast has agreed, to deposit $500,000 into an account with Bank (the “Pledged Account”), which account will be pledged to secure the repayment of amounts outstanding under the Loan pursuant to the terms of a Pledge and Security Agreement by and between the Bank and Northeast (the “Pledge Agreement”); and

WHEREAS, as compensation for funding the Pledged Account and entering into the Pledge Agreement, Lucid has agreed to pay to Northeast ten percent (10%) annual interest rate for so long as the Pledged Agreement continues to secure the repayment of the amounts outstanding under the Loan.

NOW, THEREFORE, for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto, intending to be legally bound, hereby agree as follows:

1.             Reimbursement.  Lucid hereby agrees to repay to Northeast, on demand, any and all amounts withdrawn from the Pledged Account by Bank following the exercise by Bank of its rights under the Pledge Agreement.

2.             Indemnification. Lucid will indemnify and hold harmless Northeast and its members, managers, employees, agents, successors and assigns (collectively the “Indemnitees”) from and against any and all claims, losses, damages, liabilities, penalties, interests, costs and expenses (including reasonable attorneys’ fees) reasonably incurred by the Indemnitees in connection with, or resulting from, Bank exercising any of its rights under the Pledge Agreement as a result of any action or inaction on the part of Lucid or misappropriation by Bank.

3.             Fee.  In consideration for funding the Pledged Account and entering into the Pledge Agreement, Lucid shall pay to Northeast ten percent (10%) annual interest rate, while the Pledge Agreement remains in effect and Northeast continues to fund the Pledged Account (the “Fee”).  The Fee shall be accrued as and when time passes and paid in cash promptly following the completion of Lucid’s initial public offering (“IPO”), provided that Northeast shall have the option to elect to take payment of the Fee in shares of common stock of Lucid, which shares shall be priced at a discount of thirty percent (30%) off of the price at which such shares will sold in the IPO for purposes of determining the number of shares issuable in satisfaction of the Fee.

4.             Notices.  Any notice, request, demand, waiver, consent, approval or other communication which is required or permitted hereunder shall be in writing and shall be deemed given only if (i) delivered personally, (ii) sent by confirmed facsimile transmission, (iii) sent via Federal Express or other overnight delivery service providing a receipt of delivery, or (iv) sent registered or certified U.S. Mail, postage prepaid, to the addresses set forth at the beginning of this Agreement to the attention of the individual signing below, or to such other address or person as the addressee may have specified in a notice duly given to the sender as provided herein.  Such notice, request, demand, waiver, consent, approval or other communication will be deemed to have been received by recipient as of the date delivered, or if sent by facsimile transmission on the date of confirmation of receipt, or if sent via Federal Express or other overnight delivery service, on the first business day after the notice was sent, or if mailed via registered or certified mail, on the third day after said notice was mailed.

5.             Miscellaneous.  This Agreement shall be governed by and construed in accordance with the laws of the State of New York and shall inure to the benefit of and the obligations created hereunder shall be binding upon the successors and permitted assigns of the parties hereto.  Neither this Agreement nor any rights or obligations hereunder may be assigned by either party without the written consent of the other parties.  This Agreement may not be changed orally or modified, amended or supplemented without an express written agreement executed by each of the parties.  This Agreement may be executed in separate counterparts, each of which when executed and delivered shall be an original, but all of such counterparts shall together constitute but one and the same instrument.

IN WITNESS WHEREOF, the parties have executed this Agreement as of this 29 day of July, 2011.

LUCID, INC.

By:	/s/ Jay M. Eastman
Jay M. Eastman,
Chief Executive Officer, thereunto
Duly authorized

NORTHEAST LCD CAPITAL LLC

By:	/s/ C. Wesley Crowell
C. Wesley Crowell
Its Manager, thereunto duly
authorized and not individually